Exhibit 99.1

Press Contacts:	Carol Goodrich	Al Wasilewski
	(732) 524-6678	(732) 524-1130
	(973) 615-4057 (M)	(732) 447-5918 (M)

Investor Contacts:	Louise Mehrotra	Stan Panasewicz	Lesley Fishman	Ellen Sipos
	(732) 524-6491	(732) 524-2524	(732) 524-3922	(732) 524-3709

FOR IMMEDIATE RELEASE

Johnson & Johnson Comments on Venezuelan Currency Devaluation
NEW BRUNSWICK, N.J., Feb. 25, 2013 /PRNewswire/ -- Johnson & Johnson (NYSE: JNJ) today announced that based on its preliminary assessment of the impact of the Venezuelan government's decision to devalue its currency effective Feb. 13, 2013, that it expects to incur a charge of approximately $100 million to Net Income in the First Quarter of 2013 or approximately a $0.04 negative impact to earnings per share. This charge is related to the remeasurement of the local balance sheet at the date of the devaluation and is not expected to impact earnings per share guidance for full-year 2013 which was previously announced on January 22, 2013.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 127,600 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; complex global supply chains with increasing regulatory requirements; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 30, 2012. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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